UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D. C. 20549


                                  FORM 25


                NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                  REGISTRATION UNDER SECTION 12(B) OF THE
                      SECURITIES EXCHANGE ACT OF 1934.


                                       Commission File Number   001-32532
                                                              -------------

             Issuer: Ashland Inc. Exchange: Chicago Stock Exchange
---------------------------------------------------------------------------
(Exact name of Issuer as  specified  in its  charter,  and name of Exchange where security is listed and/or registered)

          50 E. RiverCenter Blvd., Covington, KY 41012, (859) 815-3483
---------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of
                   Issuer's principal executive offices)

                   Common Stock, par value $.01 per share
---------------------------------------------------------------------------
                    (Description of class of securities)

Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

|_| 17 CFR 240.12d2-2(a)(1)

|_| 17 CFR 240.12d2-2(a)(2)

|_| 17 CFR 240.12d2-2(a)(3)

|_| 17 CFR 240.12d2-2(a)(4)

|_| Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.

|X| Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, Ashland Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.




February 20, 2007             /s/ Linda L. Foss         Corporate Secretary
-----------------            -------------------        -------------------
      Date                     Linda L. Foss                   Title